Exhibit 3.1

800 DEGREES GO, INC.

STOCKHOLDERS’ RIGHTS AGREEMENT

SEPTEMBER 3, 2021

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STOCKHOLDERS’ RIGHTS AGREEMENT

This Stockholders’ Rights Agreement (this “Agreement”) is dated as of September 3, 2021, and is among 800 Degrees GO, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A (each, a “Stockholder” and collectively, the “Stockholders”).

Recitals

The Stockholders are stockholders of the Company and desire to set forth their respective rights and obligations with respect to, among other things, the issuance of securities of the Company, voting of the shares of the Company, and transfers of securities of the Company.

The parties therefore agree as follows:

Section 1
Definitions

1.1          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)          “800 Degrees” means 800 Degrees Pizza, LLC, a Delaware limited liability company.

(b)          “800 Degrees IP” means (i) all intellectual property rights related to the 800º trade names and logos, (ii) all menu items and recipes used in any 800 Degrees branded restaurant (including any 800 Degrees branded “ghost” kitchen) or in any 800 Degrees and/or Company branded Pod sold under the terms of the Sales Representative Agreement, (iii) all 800 Degrees domain names, email address, phone numbers or marketing materials, (iv) all improvements and derivative works based on any of the foregoing (whether developed by 800 Degrees, the Company, Piestro, or any combination of any of the foregoing), and (v) all goodwill related to any of the foregoing.

(c)          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

(d)          “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(e)          “Board” means the Board of Directors of the Company.

(f)          “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation, as amended from time to time.

(g)          “Common Stock” means the Common Stock of the Company.

(h)          “Deemed Liquidation Event” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) (any transaction of the type described in this clause (i), a “Stock Transaction”); or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

(i)          “Dissolution Event” means the mutual agreement of 800 Degrees and Piestro to liquidate and dissolve the Company.

(j)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(k)          “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(l)          “New Securities” shall have the meaning set forth in Section 6.1(a).

(m)          “Permitted Transfer” means:

(i)          any Transfer of Shares by a Seller who is an individual to such Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, adopted child or adopted grandchild, or to the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such Seller, or to a trust or trusts for the exclusive benefit of such Seller or those members of such Seller’s family specified in this clause (i), or a Transfer of Shares by a Seller who is an individual by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart signature page to this Agreement and becomes bound thereby as was Seller;

(ii)          any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart signature page to this Agreement and becomes bound thereby as was Seller;

(iii)          any Transfer to by a Seller to an Affiliate of such Seller, provided that the Affiliate executes a counterpart signature page to this Agreement and becomes bound thereby as was Seller;

(iv)          any Transfer by a Seller to a third-party purchaser upon exercise of its Right of Co-Sale under Section 9 hereof; and

(v)          any Transfer to the Company or a Stockholder pursuant to the terms of this Agreement, including pursuant to Section 4 of this Agreement, or pursuant to agreements under which the Company has the option to repurchase such Shares upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Company of any rights of first refusal.

If a Seller plans to make any of the Permitted Transfers described in clauses (i) – (iii) above, then, prior to Transferring its Shares, the Seller shall deliver to the Company a written notice stating: (i) Seller’s bona fide intention to make a Permitted Transfer of its Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Shares to be Transferred to each proposed transferee; (iv) the subsection of the definition of “Permitted Transfer” above upon which Seller is relying in making a Permitted Transfer; and (v) whether any proposed transferee or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except for Bad Actor Disqualifications covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company).

(n)          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o)          “Piestro IP” means (i) all intellectual property rights related to the Piestro trade names and logos, (ii) all Piestro domain names, email address, phone numbers or marketing materials, (iii) all improvements and derivative works based on any of the foregoing (whether developed by 800 Degrees, the Company, Piestro, or any combination of any of the foregoing), and (iv) all goodwill related to any of the foregoing.

(p)          “Pod” means an automated vending machine that is capable of assembling and cooking pizza with the press of a button, which is a product that has been developed by Piestro and is the subject of the Sales Representative Agreement.

(q)          “Repurchase Event” means, with a respect to any Stockholder, that (i) a receiver is appointed for any material part of such Stockholder’s property, but only if such appointment is not vacated or stayed within 90 days, (ii) a stay of a previous appointment of a receiver expires and is not vacated within 90 days, (iii) such Stockholder makes an assignment for the benefit of creditors, (iv) such Stockholder becomes a debtor or alleged debtor in a case under the United States Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts, which is not dismissed within 120 days of commencement, or (v) if applicable, such Stockholder dies or becomes permanently disabled.

(r)          “Sales Representative Agreement” means that certain Sales Representative Agreement being entered into contemporaneously herewith by and between the Company and 800 Degrees.

(s)          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(t)          “Seller” means any Stockholder proposing to Transfer Shares.

(u)          “Shares” shall mean shares of Common Stock.

(v)          “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

Section 2
ELECTION OF DIRECTORS

2.1          Voting.  During the term of this Agreement, each Stockholder agrees to vote all Shares now or hereafter owned by it in such manner as may be necessary to (i) ensure that the number of authorized directors on the Board shall be five (5) members and (ii) elect (and maintain in office) as members of the Board the following individuals (each, a “Designee”):

(a)          So long as Piestro, Inc. (“Piestro”) or any of its Affiliates is a stockholder of the Company, two (2) persons designated by Piestro (collectively, the “Piestro Designees” and each a “Piestro Designee”), which persons shall initially be Kevin Morris and James Buckly Jordan;

(b)          So long as 800 Degrees or any of its Affiliates is a stockholder of the Company, two (2) persons designated by 800 Degrees (the person(s) designated pursuant to this Section 2.1(b), collectively, the “800 Degrees Designees” and each an “800 Degrees Designee”), which persons shall initially be Scott Berkowitz and Tommy Lee; and

(c)          One (1) person designated by unanimous consent of the other directors (the “Independent Designee”), which seat shall initially be vacant.

2.2          Changes in Designees.  From time to time during the term of this Agreement, Stockholders who have the right to select a Designee pursuant to this Agreement may, in their sole discretion:

(a)          notify the Company in writing of an intention to remove from the Board any incumbent Designee who occupies a board seat for which such Stockholders are entitled to designate the Designee; or

(b)          notify the Company in writing of an intention to select a new Designee for election to a board seat for which such Stockholders are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such board seat).

The Independent Designee may be removed by consent of a majority of the other Board members then in office. In the event of an initiation of a removal or selection of a Designee under this Section 2.2, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate Stockholders, and the Stockholders shall vote their Shares to cause: (a) the removal from the Board of the Designee or Designees so designated for removal; and (b) the election to the Board of any new Designee or Designees so designated.

2.3          No Liability for Election of Recommended Director.  None of the parties and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

2.4          Authority for Actions.  The parties agree that, except as otherwise expressly required under this Agreement, the Certificate of Incorporation or applicable law, all decisions of the Company shall be made by the Board and not by the stockholders of the Company; provided that the foregoing shall not preclude the Board from delegating certain authority to its officers pursuant to the Company’s Bylaws.

Section 3
DRAG-ALONG RIGHTS

3.1          Drag-Along Rights.  If (x) the Board and (y) the holders of at least seventy percent (70%) of the Common Stock, approve a Deemed Liquidation Event (each, a “Drag-Along Transaction”), each Stockholder agrees (i) to vote all shares held by such Stockholder in favor of such Drag-Along Transaction, (ii) if the Deemed Liquidation Event is a Stock Transaction, to sell or exchange all shares of Common Stock then held by such Stockholder pursuant to the terms and conditions of such Drag-Along Transaction, (iii) to execute and deliver all related documentation and take such other action in support of the Drag-Along Transaction as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 3, (iv) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Transaction and (v) to consent to the appointment of a stockholder representative (as designated by the Board) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Drag-Along Transaction, in each case subject to the following conditions:

(a)          no Stockholder shall be required to make any representation, covenant or warranty in connection with the Drag-Along Transaction, other than as to such Stockholder’s ownership and authority to sell, free of liens, claims and encumbrances, the shares of common stock proposed to be sold by such Stockholder;

(b)          the consideration payable with respect to each share in each class or series as a result of such Drag-Along Transaction is the same (except for cash payments in lieu of fractional shares) as for each other share in such class or series; and

(c)          each class and series of capital stock of the Company will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Drag-Along Transaction.

3.2          Irrevocable Proxy.  To secure the voting obligations in accordance with the provisions of this Section 3, each Stockholder hereby appoints the Company as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all shares held by such Stockholder in favor of such Drag-Along Transaction. The Company may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with the provisions of this Section 3. The proxies and powers granted pursuant to this Section 3 are coupled with an interest and are given to secure the performance of each of the obligations of a Stockholder hereunder. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Stockholder and bind the subsequent holders of such shares.

Section 4
REPURCHASE RIGHTS

4.1          Application.  Upon the occurrence of a Repurchase Event with respect to a Stockholder (such Stockholder, the “Affected Stockholder”), this Section 4 shall apply to any Shares held by the Affected Stockholder (the “Affected Shares”).

4.2          Company Option to Purchase.  The Company shall have the exclusive right and option at any time for a period of ninety (90) days after it receives notice of the Repurchase Event (which shall be delivered by the Affected Stockholder as soon as practicable following the Repurchase Event) (the “Company Option Period”) to purchase any or all of the Affected Shares at the price and other terms and conditions set forth in this Agreement. The Company may exercise its right to purchase only by giving written notice thereof to the Affected Stockholder, with a copy to the other Stockholders, during the Company Option Period.

4.3          Stockholders’ Option to Purchase.  If the Company does not elect to purchase all of the Affected Shares within the Company Option Period, it shall provide notice to the Stockholders of the same, which notice must indicate the Agreed Value for the Affected Shares. The Stockholders other than the Affected Stockholder (the “Remaining Stockholders”) shall have the exclusive right and option at any time from the earlier of their receipt of such notice from the Company or the expiration of the Company Option Period, until the date that is one hundred twenty (120) days following the Company’s receipt of notice of the Repurchase Event (the “Stockholder Option Period”), to purchase all, but not less than all, of the remaining Affected Shares on the price, terms and conditions set forth in this Agreement. Each Remaining Stockholder may exercise such right only by giving written notice of exercise to the Affected Stockholder (each, an “Acceptance”), with a copy to the Company, during the Stockholder Option Period. A Remaining Stockholder’s Acceptance shall specify the number of Affected Shares that such Remaining Stockholder desires to purchase. To the extent the aggregate number of shares that the Remaining Stockholders desire to purchase (as evidenced in their respective Acceptances) exceeds the remaining Affected Shares, each Remaining Stockholder shall have priority, up to the number of Affected Shares specified in such Remaining Stockholder’s Acceptance, to purchase that portion of the Affected Shares which the shares of Common Stock held by such Remaining Stockholder bears to the total number of shares of Common Stock held by all Remaining Stockholders who have submitted an Acceptance. The number of Affected Shares not purchased on such a priority basis shall be allocated in one or more successive allocations to the Remaining Stockholders desiring to purchase more Affected Shares based upon the same formula. If the Company and the Remaining Stockholders do not collectively elect to purchase all of the Affected Shares, the Affected Stockholder’s heirs or successors in interest, as the case may be, shall retain the Affected Shares not so purchased by the Company and/or the Remaining Stockholders, subject to Section 4.4 hereof.

4.4          Failure to Exercise.  If all of the Affected Shares are not purchased by the Company or the Remaining Stockholders pursuant to their respective options provided hereunder, then the Affected Stockholder, or the Affected Stockholder’s executor, administrator, guardian, conservator or other legal representative (collectively referred to as the Affected Stockholder’s “Legal Representative”), shall have no right to vote or participate in the management of the Company or to exercise any rights of a Stockholder, other than the right to receive distributions in respect of shares of outstanding Common Stock. Any subsequent Transfer of the Affected Shares shall be subject to the provisions of this Agreement, including Section 6 hereof.

4.5          Determination of Purchase Price upon a Repurchase Event; Payment of Purchase Price.  Upon the occurrence of a Repurchase Event, the purchase price of the Affected Shares (the “Applicable Purchase Price”) shall be equal to the Agreed Value at the time of the Repurchase Event. The Applicable Purchase Price will be paid all in cash at a single closing, unless otherwise agreed by the selling and purchasing parties. “Agreed Value” means either (x) the fair market value of the Affected Shares, as mutually agreed by the Affected Stockholder (or his Legal Representative), on the one hand, and the Company, on the other hand or (y) if the Affected Stockholder (or his Legal Representative) and the Company are unable to mutually agree on the fair market value of the Affected Shares within thirty (30) days following the Company’s receipt of notice of the Repurchase Event, the Appraised Value. “Appraised Value” means the fair market value of the Affected Shares as determined by a third party independent valuation expert who is mutually approved by the Affected Stockholder and the Company. Any appraiser described in the preceding sentence will be instructed to value the Affected Shares with reference to the net enterprise value of the Company as of the Repurchase Event, valued as a going concern, with customary discounts for minority interest and lack of marketability. The cost of the appraisal will be shared equally among the purchasing parties, and such Appraised Value shall be final and binding on the Affected Stockholder and the purchasing parties. The Company and the Affected Stockholder (or his Legal Representative) will take all commercially reasonable efforts to ensure that any appraiser to be appointed under this Section 4.5 is appointed as soon as reasonably practicable after the Repurchase Event and that the appraiser’s final determination of the Appraised Value of the Affected Shares is delivered to the Company and the Affected Stockholder prior to the expiration of the Company Option Period.

Section 5
INFORMATION RIGHTS

The Company hereby covenants and agrees, as follows:

5.1          Basic Financial Information Rights. The Company will furnish the following reports to each Stockholder:

(i)          As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied.

(ii)          As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

5.2          Inspection Rights.  The Company shall permit each Stockholder, at such Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Stockholder; provided, however, that the Company shall not be obligated pursuant to this Subsection 5.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5.3          Confidentiality.  Anything in this Agreement to the contrary notwithstanding, no Stockholder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 5.1 in respect of any Stockholder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Stockholder acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Stockholder is required to disclose such information by a governmental authority.

5.4          “Bad Actor” Notice.  Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

Section 6
Right of First Offer

6.1          Right of First Offer.  The Company hereby grants to each Stockholder the right of first offer to purchase its pro rata share of New Securities (as defined in Section 6.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Stockholder’s pro rata share, for purposes of this right of first offer, is equal to the ratio of (a) the number of shares of Common Stock owned by such Stockholder immediately prior to the issuance of New Securities (determined on a fully-diluted basis) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (determined on a fully-diluted basis). Each Stockholder shall have a right of over-allotment such that if any Stockholder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Stockholders may purchase the non-purchasing Stockholder’s portion on a pro rata basis.

(a)          “New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)          shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board, and shares of Common Stock or options, warrants or other rights to purchase Common Stock net of any stock repurchases or expired or terminated options pursuant to the terms of any option plan, restricted stock purchase agreement or similar arrangement;

(ii)          shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board;

(iii)          shares of Common Stock issued or issuable upon the exercise or conversion of options, warrants, rights, convertible notes, preferred stock or other securities of the Company that are outstanding as of the date hereof, directly or indirectly convertible into or exercisable for shares of Common Stock;

(iv)          shares of Common Stock issued pursuant to a stock split or a dividend payable in shares of Common Stock;

(v)          shares of Common Stock issued or issuable to parties in connection with transactions approved by the Board; and

(vi)          any right, option or warrant to acquire any security convertible into Common Stock excluded from the definition of New Securities pursuant to subsections (i) through (v) above which are approved by the Board.

(b)          In the event the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Stockholder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase such Stockholder’s pro rata share of such New Securities and to indicate whether such Stockholder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Exhibit B, and stating therein the quantity of New Securities to be purchased.

(c)          In the event the Stockholders fail to exercise fully the right of first offer and over-allotment rights, if any, within said twenty (20) day period (the “Election Period”), the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Stockholders’ right of first offer option set forth in this Section 6.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Stockholders delivered pursuant to Section 6.1(b). In the event the Company has not sold within such sixty (60) day period following the Election Period, or such sixty (60) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 6.1.

(d)          The right of first offer granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering.

Section 7
RESTRICTIONS ON TRANSFER

7.1          General.  Before a Seller may Transfer any Shares, other than pursuant to a Permitted Transfer, such Seller must comply with the provisions of Section 7.2, Section 8 and Section 9. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of its Shares and, subject to any restrictions imposed under the Company’s Certificate of Incorporation or Bylaws, or under any restricted stock purchase agreement with the Company, that no other person or entity has any interest (other than a community property interest) in such shares.

7.2          Notice of Proposed Transfer.  Prior to Seller Transferring any of its Shares, other than pursuant to a Permitted Transfer, Seller shall deliver to the Company and the other Stockholders a written notice (the “Transfer Notice”) in substantially the form attached hereto as Exhibit C, stating: (i) Seller’s bona fide intention to Transfer such Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”) and the relationship between the Seller and the Proposed Transferee; (iii) the aggregate number of Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); (v)  the Company’s and each Stockholder’s right to exercise its Right of First Refusal under Section 8 (“Right of First Refusal”) with respect to the Offered Shares, and each Stockholder’s right to exercise its Right of Co-Sale under Section 9 (“Right of Co-Sale”) with respect to the Offered Shares in lieu of (but not in addition to) its Right of First Refusal, if applicable; and (vi) whether any Proposed Transferee or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the Offered Shares (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification (except for Bad Actor Disqualifications covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company).

Section 8
RIGHT OF FIRST REFUSAL

8.1          Exercise by the Company.

(a)          For a period of thirty (30) days (the “Initial Exercise Period”) after the date on which the Transfer Notice is, pursuant to Section 14.3, deemed to have been delivered to the Company, the Company shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in this Section 8. In order to exercise its right hereunder, the Company must deliver written notice to Seller within the Initial Exercise Period. If the Board determines, in its sole discretion, that the Company is prohibited by law or by contract from exercising the Company’s Right of First Refusal, the Company may specify another person or entity who shall not be a current stockholder of the Company and who shall be unanimously approved by the Board, excluding any board member who is also a Seller, as its designee to purchase such Offered Shares.

(b)          Upon the earlier to occur of (i) the expiration of the Initial Exercise Period or (ii) the time when Seller has received written confirmation from the Company regarding its exercise of its Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Shares, and the shares for which the Stockholders may exercise their Rights of First Refusal (as described below) shall be correspondingly reduced, as appropriate.

8.2          Initial Exercise by the Stockholders.

(a)          Subject to the limitations of this Section 8.2, during the 30-day period following the earlier to occur of items (i) or (ii) in Section 8.1(b) above (the “Supplemental Exercise Period”), the Stockholders (other than the Seller) shall have the right to purchase, in the aggregate, all or any part of the Offered Shares not purchased by the Company pursuant to Section 8.1 (the “Remaining Shares”) on the terms and conditions set forth in this Section 8. In order to exercise its rights under this Section 8.2, a Stockholder must provide written notice delivered to Seller within the Supplemental Exercise Period.

(b)          To the extent the aggregate number of shares that the Stockholders desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Stockholder so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to that number of the Remaining Shares equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock held by such Stockholder on the date of the Transfer Notice (determined on a fully-diluted basis), and (ii) the denominator of which shall be the number of shares of Common Stock held on the date of the Transfer Notice by all Stockholders exercising their Rights of First Refusal (determined on a fully-diluted basis) (“Pro Rata ROFR Share”).

(c)          Within five (5) days after the expiration of the Initial Exercise Period or, if applicable, the Supplemental Exercise Period, Seller will give written notice to the Company and each Stockholder specifying the number of Offered Shares to be purchased by the Company and each Stockholder exercising its Right of First Refusal (the “ROFR Confirmation Notice”). The ROFR Confirmation Notice shall also specify the number of Offered Shares not purchased by the Company or the Stockholders, if any, pursuant to Sections 8.1 and 8.2 (“Unsubscribed Shares”) and shall list each Participating Investor’s (as defined in Section 8.3) Subsequent Pro Rata ROFR Share (as described in Section 8.3) of any such Unsubscribed Shares.

8.3          Subsequent Exercise by the Stockholders.  To the extent that there remain any Unsubscribed Shares, each Stockholder electing to exercise its right to purchase at least its full Pro Rata ROFR Share of the Remaining Shares under Section 8.2 (a “Participating Investor”) shall have a right to purchase all or any part of the Unsubscribed Shares; however, to the extent the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in written notices delivered to the Seller) exceeds the remaining Unsubscribed Shares, each Participating Investor so exercising (an “Electing Participating Investor”) will be entitled to purchase that number of the Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock held on the date of the Transfer Notice by such Electing Participating Investor (determined on a fully-diluted basis), and (ii) the denominator of which shall be the number of shares of Common Stock held on the date of the Transfer Notice by all Electing Participating Investors (determined on a fully-diluted basis) (“Subsequent Pro Rata ROFR Share”); provided, however, if any Electing Participating Investor does not request to purchase its full Subsequent Pro Rata ROFR Share, the remaining portion of its allocation shall be reallocated among those Electing Participating Investors whose Subsequent Pro Rata ROFR Share allocations did not satisfy their requests, pro rata, as described above, and this procedure shall be repeated until each Electing Participating Investor’s request has been fulfilled or all of the Remaining Shares have been so allocated. In order to exercise its rights hereunder, such Electing Participating Investor must provide written notice to Seller with a copy to the Company and each Stockholder within ten (10) days after its receipt of the ROFR Confirmation Notice (the “Subsequent Exercise Period”).

8.4          Purchase Price.  The purchase price for the Offered Shares to be purchased by the Company or by a Stockholder exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 8.5. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, each Stockholder and Seller, absent fraud or error.

8.5          Closing; Payment.  Subject to compliance with applicable state and federal securities laws, the Company and the Stockholders exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price, within ten (10) days after the latest of (i) delivery of the ROFR Confirmation Notice (ii) expiration of the Subsequent Exercise Period, and (iii) expiration of the Subsequent Co-Sale Period (as defined in Section 9.2) (the “Right of First Refusal Closing”). Payment of the purchase price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer or (iii) by cancellation of all or a portion of any outstanding indebtedness of Seller to the Company or the Stockholder, as the case may be, or (iv) by any combination of the foregoing. At such Right of First Refusal Closing, Seller shall deliver to each of the Company and the Stockholders exercising their Rights of First Refusal, one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

8.6          Exclusion from Right of First Refusal.  This Right of First Refusal shall not apply with respect to Shares sold and to be sold by Stockholders pursuant to the exercise of a Right of Co-Sale as set forth in Section 9.

8.7          No Right of First Refusal for Bad Actors.  No Person shall be a Stockholder for purposes of the Rights of First Refusal if the Person or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that is a beneficial owner of the securities of the Company held by the Person (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except for Bad Actor Disqualifications covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Company.

Section 9
RIGHT OF CO-SALE

9.1          Exercise by the Stockholders.

(a)          Subject to the limitations of this Section 9, to the extent that the Company and the Stockholders do not exercise their respective Rights of First Refusal with respect to all the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 8, then each Stockholder who has not exercised its Right of First Refusal pursuant to Section 8.2 or 8.3 (a “Co-Sale Holder”) shall have the right to participate in such sale of the Offered Shares which are not being purchased by the Company or the Stockholders pursuant to their respective Rights of First Refusal (“Residual Shares”), on the same terms and conditions as specified in the Transfer Notice, to the extent described in Section 9.1(b). To exercise its rights hereunder, each Co-Sale Holder (a “Selling Investor”) must have provided a written notice to Seller within the Supplemental Exercise Period indicating the number of Shares it holds and the maximum number of Shares that it wishes to sell pursuant to this Section 9.1.

(b)          Each Selling Investor will be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of Shares of Common Stock held on the date of the Transfer Notice by such Selling Investor (determined on a fully-diluted basis) and (ii) the denominator of which shall be the number of Shares of Common Stock held on the date of the Transfer Notice by Seller and all Selling Investors (determined on a fully-diluted basis) (as to each Selling Investor, its “Pro Rata Co-Sale Share”).

(c)          Within fifteen (15) days after the expiration of the Supplemental Exercise Period, Seller will give written notice to the Company and each Selling Investor specifying the number of Residual Shares to be sold by each Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”). The Co-Sale Confirmation Notice shall also specify the number of Residual Shares not being sold by the Selling Investors, if any, pursuant to Section 9 (the “Unsubscribed Residual Shares”) and shall list each Participating Co-Sale Investor’s (as defined in Section 9.2) Subsequent Pro Rata Co-Sale Share (as described in Section 9.2) of any such Unsubscribed Residual Shares.

9.2          Subsequent Election to Sell by the Selling Investors.  To the extent that there remain any Unsubscribed Residual Shares, each Selling Investor electing to exercise its right to sell at least its full Pro Rata Co-Sale Share of the Residual Shares under Section 9.1 (a “Participating Co-Sale Investor”) shall have a right to sell all or any part of the Unsubscribed Residual Shares; however, to the extent the aggregate number of additional shares that the Participating Co-Sale Investors desire to sell (as evidenced in written notices delivered to the Seller) exceeds the Unsubscribed Residual Shares, each Participating Co-Sale Investor so exercising (an “Electing Participating Co-Sale Investor”) will be entitled to sell that number of the Unsubscribed Residual Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock held by such Electing Participating Co-Sale Investor on the date of the Transfer Notice (determined on a fully-diluted basis) and (ii) the denominator of which shall be the number of shares of Common Stock held on the date of the Transfer Notice by all Electing Participating Co-Sale Investors (determined on a fully-diluted basis) (“Subsequent Pro Rata Co-Sale Share”). In order to exercise its rights hereunder, such Electing Participating Co-Sale Investor must provide written notice to Seller with a copy to the Company and each Stockholder within twenty (20) days after expiration of the Supplemental Exercise Period (the “Subsequent Co-Sale Period”).

9.3          Closing; Consummation of the Co-Sale.  Subject to compliance with applicable state and federal securities laws, the sale of the Residual Shares by the Selling Investors shall occur within ten (10) days after the latest of (i) delivery of the Co-Sale Confirmation Notice and (ii) expiration of the Subsequent Co-Sale Period (the “Co-Sale Closing”). If a Selling Investor exercised the Right of Co-Sale in accordance with this Section 9, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer, representing the number of Residual Shares to which the Selling Investor is entitled to sell pursuant to this Section 9.3. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Notice, and Seller will remit, or will cause to be remitted, to each Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

9.4           Exclusion from Co-Sale Right.  This Right of Co-Sale shall not apply with respect to Common Stock sold or to be sold to Stockholders or the Company pursuant to the Right of First Refusal.

9.5           Seller’s Right to Transfer.  If any of the Offered Shares remain available after the exercise of all Rights of First Refusal and all Rights of Co-Sale, then the Seller shall be free to Transfer, subject to Section 10, any such remaining shares to the Proposed Transferee at the Offered Price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Shares are not so Transferred during the ninety (90) day period following the deemed delivery of the Transfer Notice, then Seller may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.

Section 10
CONDITIONS TO VALID TRANSFER

10.1         Generally.  Any attempt by any Seller to Transfer any Shares in violation of any provision of this Agreement will be void. No securities shall be Transferred by Seller unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company will not be required to (i) transfer on its books any shares that have been Transferred in violation of any provisions of this Agreement or (ii) to treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

10.2         No Transfers to Bad Actors.  Each Seller agrees not to make any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other Transfer or disposition of any kind of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except for Bad Actor Disqualifications covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer or disposition, in writing in reasonable detail to the Company.

Section 11
MARKET STAND-OFF

11.1         Market Stand-Off Agreement.  Each Stockholder shall not sell or otherwise Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Stockholder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 11.1 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the third legend set forth in Section 11 with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Stockholder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 11.1.

Section 12
RESTRICTIVE LEGEND

12.1         Restrictive Legends.  Each certificate representing any Shares shall be marked by the Company with a legends reading substantially as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN STOCKHOLDERS’ RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCKHOLDERS’ RIGHTS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN SAID STOCKHOLDERS’ RIGHTS AGREEMENT.

Section 13
ADDITIONAL COVENANTS

13.1         Employee Stock.  Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 11. Without the prior approval by the Board, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 13.1. Additionally, unless otherwise approved by the Board, no such options or awards shall include vesting acceleration other than customary “double trigger” acceleration (if approved by the Board).

13.2         Insurance.  The Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance, in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued.

13.3         Matters Requiring Approval of Piestro Designees and 800 Degrees Designees.  The Company hereby covenants and agrees with each of the Stockholders that approval of the Board (including the affirmative approval of each Piestro Designee and 800 Degrees Designee then in office) shall be required to:

(a)               Approve the annual operating budget of the Company;

(b)              Exceed any expenditure line item in the annual operating budget in any calendar year by more than 25%;

(c)               Make any determination under Section 6.1(a)(v) or Section 6.1(a)(vi) of this Agreement that any securities to be issued by the Company should not be characterized as New Securities for purposes of this Agreement;

(d)              Determine or change the geographic location of the 800 Degrees-branded Pods;

(e)               Approve any equity incentive plan (including any plan which provides for the grant of options, phantom stocks, stock appreciation rights, restricted stock, or other equity incentives); provided that approval of only a majority of the Board shall be required to approve individual grants made pursuant to an equity incentive plan that has already been approved by unanimous approval of the Board;

(f)               Increase the number of Shares (or options or other equity securities convertible into or exercisable for Shares) available for issuance under any equity incentive plan of the Company;

(g)              Hire a chief executive officer of the Company;

(h)              Enter into any agreement or consummate any transaction with an Affiliate of either Piestro or 800 Degrees;

(i)                Approve a Deemed Liquidation Event or enter into an agreement with respect to a Deemed Liquidation Event;

(j)                Approve any amendment to the Certificate of Incorporation or the Company’s Bylaws;

(k)               Form or create a subsidiary of the Company;

(l)                Incur indebtedness (other than trade accounts payable) or guarantee the indebtedness of another party, in each case in an amount exceeding $200,000 in the aggregate; or

(m)              Lend money to any third party in an amount exceeding $200,000 in the aggregate.

13.4         Voluntary Dissolution. Notwithstanding anything in this Agreement or the Company’s Bylaws or Certificate of Incorporation to the contrary, the Company will be liquidated and dissolved promptly following the occurrence of a Dissolution Event. Each Stockholder will vote its shares as necessary to cause the Company to be liquidated and dissolved following a Dissolution Event, and each Stockholder will ensure that its Designees take all actions necessary to consummate an orderly liquidation and winding up of the Company following a Dissolution Event. The liquidation proceeds to be distributed to the Stockholders upon a Dissolution Event may consist of cash or property (which must be distributed proportionately) as determined by the Board; provided, however, that upon a Dissolution Event, (i) the Company will assign to 800 Degrees all rights of the Company or any Affiliate of the Company to any 800 Degrees IP, and the Company will also assign to 800 Degrees all License Agreements or similar agreements entered into between the Company or any Affiliate of the Company with any owner, licensee, franchisee or operator of an 800 Degrees-branded restaurant business, and (ii) the Company will assign to Piestro all rights of the Company or any Affiliate of the Company to any Piestro IP, and the Company will also assign to Piestro all SaaS agreements and other agreements related to the sale or maintenance of any Pods.

Section 14
Miscellaneous

14.1         Termination.  This Agreement shall terminate upon the earliest to occur of (i) the consummation of an Initial Public Offering, (ii) the date on which this Agreement is terminated by a writing executed by the Company and the Stockholders holding at least ninety percent (90%) of the Shares held by all Stockholders, or (iii) the dissolution or winding-up of the Company (except that Section 13.4 will continue to apply in connection with any dissolution or winding-up of the Company).

14.2         Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Stockholders holding at least ninety percent (90%) of the Shares held by all Stockholders; provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Stockholder different from other Stockholders, the consent of such Stockholder shall also be required for such amendment, waiver, discharge or termination. Additionally, (i) any amendment to Section 2.1(a), Section 2.2, Section 13.3, Section 13.4 or this Section 14.2 shall require the written consent of Piestro (so long as it is a Stockholder) and (ii) any amendment to Section 2.1(b), Section 2.2, Section 13.3, Section 13.4 or this Section 14.2 shall require the written consent of 800 Degrees (so long as it is a Stockholder). Any amendment, waiver, discharge or termination effected in accordance with this Section 14.2 shall be binding upon each Stockholder and each future holder of all such securities of Stockholder. Each Stockholder acknowledges that by the operation of this paragraph, the holders of at least ninety percent (90%) of the Shares held by all Stockholders will have the right and power to diminish or eliminate all rights of such Stockholder under this Agreement, except as provided in this Section 14.2.

14.3         Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to a Stockholder) or otherwise delivered by hand, messenger or courier service addressed:

(a)               if to a Stockholder, to the Stockholder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof; or

(b)               if to the Company, to the attention of the Chief Executive Officer of the Company at 1438 9th Street, Santa Monica, CA 90401, or at such other current address as the Company shall have furnished to the Stockholders.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Stockholder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Certificate of Incorporation or the Company’s Bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Stockholder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Stockholder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Stockholder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Stockholder. This consent may be revoked by a Stockholder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

14.4         Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

14.5         Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Stockholder without the prior written consent of the Company. Any attempt by a Stockholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

14.6         Entire Agreement.  This Agreement, the Certificate of Incorporation and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

14.7         Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

14.8         Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

14.9         Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto. The term “fully-diluted” where used in this Agreement in reference to a Stockholder’s ownership of Shares means such ownership assuming the exercise of all outstanding options or warrants to acquire Shares under a Company stock option or warrant plan.

14.10       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

14.11       Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

14.12       Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Los Angeles County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California).

14.13      Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

14.14       Conflict.  In the event of any conflict between the express terms of this Agreement and the Certificate of Incorporation or the Company’s Bylaws, the terms of this Agreement will control and the Stockholders and the Company will, to the extent permitted by applicable law, amend the terms of the Certificate of Incorporation or the Company’s Bylaws as necessary to comply with the terms of this Agreement.

14.15       Not a Voting Trust.  This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

14.16       Specific Performance.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without any requirement to post any bond. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

14.17       Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, all fees, costs and expenses of appeals.

14.18       Failure to Give Notice. If a Seller or the Company fails to provide a notice required by this Agreement, which notice would have given rise to an option to purchase or sell shares of Common Stock hereunder, such failure does not avoid such option. The first party hereto who learns of such an event may notify the other parties, and the notice that was not given or made will be deemed to have been given or made on the date of such notification, and the applicable options to purchase or sell will commence on that date.

14.19       Aggregation of Stock.  All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

14.20       Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. If the waiver of jury trial set forth in this section is not enforceable, then any claim or cause of action arising out of or relating to this Agreement shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Los Angeles County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

The parties are signing this Stockholders’ Rights Agreement as of the date stated in the introductory clause.

800 Degrees GO, Inc.
a Delaware corporation

By:
Name:
Title:

(Signature page to the Stockholders’ Rights Agreement)

The parties are signing this Stockholders’ Rights Agreement as of the date stated in the introductory clause.

STOCKHOLDERS:

800 DEGREES PIZZA, LLC

By:
Name:
Title:

PIESTRO, INC.

By:
Name:	Kevin Morris
Title:	CFO

EXHIBIT A

STOCKHOLDERS

Stockholder Name and Address

800 Degrees Pizza, LLC

2109 Rheims Drive

Carrollton, TX 75006

Attn: Tommy Lee

Email: T.lee@800degrees.com

Piestro, Inc.

1438 9th Street

Santa Monica, CA 90401

Attention: Chief Executive Officer

Email: _____________________________

EXHIBIT B

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST OFFER

I do hereby waive or exercise, as indicated below, my rights of first offer under Section 6 of the Stockholders’ Rights Agreement dated as of [______________], 2021 (the “Agreement”):

1.	Waiver of 20 days’ notice period in which to exercise right of first offer: (please check only one)

( )	WAIVE in full the 20-day notice period provided to exercise my right of first offer granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first offer granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $__________ (please provide amount) in New Securities proposed to be issued by 800 Degrees GO, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $__________ in New Securities proposed to be issued by 800 Degrees GO, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[_______] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $__________ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Stockholders do not exercise their full rights of first refusal with respect to the $[_______] in New Securities being offered in the financing.

Date: ________________

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

EXHIBIT C

FORM OF
NOTICE OF SHARE TRANSFER

Notice of Transfer

I intend to transfer shares of the Company’s stock as indicated below (the “Offered Shares”).

Notice of Rights

Pursuant to the Stockholders’ Rights Agreement, dated as of [_____________], 2021 (the “Agreement”), I write to inform you of your Right of First Refusal (as defined in the Agreement) and Right of Co-Sale (as defined in the Agreement) with respect to the Offered Shares. If you choose to do so, you may exercise one (but not both) of these rights with respect to the Offered Shares by returning this notice to me, at the address below, with a copy to 800 Degrees GO, Inc. If you decline your right to do so, you do not need to return anything. Your failure to return this notice on a timely basis will indicate that you have declined to exercise your Right of First Refusal and Right of Co-Sale with respect to the Offered Shares.

Election

I exercise my Right of First Refusal ☐ or Right of Co-Sale ☐

I wish to (circle one, not both) buy / sell ________ shares of Common Stock.

Description of Transfer

1.	Type and aggregate number of shares to be transferred:

2.	Type of transfer (please check one):

☐          Sale

☐          Other. Describe:

3.	Proposed transferees:

Name and address		Type, amount and price of shares

1.	[insert name of proposed transferee]	[enter amount, type and price of shares]
[insert address of proposed transferee]
[insert phone number of proposed transferee]

2.	[insert name of proposed transferee]	[enter amount, type and price of shares]
[insert address of proposed transferee]
[insert phone number of proposed transferee]

4.	Consideration:

•	Total cash consideration:

•	Total fair market value of non-cash consideration (if any) as of the date of the notice:

•	Describe any non-cash consideration in reasonable detail:

[Specify applicable return dates for the notice]. There will be no extension of this deadline.

[Enter seller’s name and address]

[Enter the company’s address and contact person]